Exhibit 10.1

FIRST AMENDMENT TO SUPPLY AGREEMENT

This First Amendment to Supply Agreement (the “Amendment”) is made and entered into this 1st day of July, 2017, by and between PGT Industries, Inc. (“Customer”) and ENERGI Fenestration Solutions USA, Inc. (“Supplier”), and amends that certain Supply Agreement, dated April 28, 2014, by and between Customer and Royal Group, Inc. (the “Original Agreement,” and together with the Amendment, the “Agreement”), which Original Agreement subsequently was assigned to Supplier in connection with Supplier’s purchase of the window and door division of Royal Group, Inc.;

WHEREAS, Customer and Supplier (each a “Party” and collectively, the “Parties”) desire to amend the Original Agreement to, among other things, have Supplier provide additional products to Customer and lengthen the duration of the term of the Original Agreement, all pursuant to the terms expressly set forth in this Amendment; and

WHEREAS, the Parties wish to memorialize their agreement to amend the Original Agreement in writing;

NOW THEREFORE, in consideration of the agreements and premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties hereto, the Parties, intending to be legally bound, agree as follows:

1.	Scope of Supply. Section l of the Original Agreement is hereby amended and restated as follows: “This Agreement governs the supply of products and materials associated with certain of Customer’s vinyl window and door products. Customer’s estimated annual purchase volumes for each of those Supplier-provided products is set forth on Schedule A of this Amendment.

2.	Term. Notwithstanding any other provision of Section 2 of the Original Agreement, this Agreement shall be effective until December 31, 2021. Thereafter, the term of this Agreement may be extended one time by the mutual written agreement of the Parties for a twenty-four month period commencing on January I, 2022 and ending on December 31, 2023, with the decision of whether to enter into any such extension to be made by each Party in its sole and absolute discretion. If that mutual written agreement, extending the term of the Agreement, has not been entered into on or before July 1, 2021, then Customer shall be free to enter into another supply arrangement with another supplier, with such alternative supply arrangement to be effective on or about January 1, 2022.

3.	Definitions. The definition of the term “Products” is hereby updated as necessary to include all of the products set forth on Schedule A to this Amendment , and specifically including the new products set forth thereon (collectively, the “New Product Extrusions”) listed thereon.

4.	Representations and Warranties. Supplier represents and warrants to Customer that all of the Products, including the New Product Extrusions, shall comply with the Specifications, and shall be free from all defects in material and workmanship, as such warranties are more specifically described in Section 4 and Schedule C to the Original Agreement. Those warranties set forth in Schedule D attached hereto which by their terms are intended to apply to the Products, as well as the warranty exclusions and limitations expressly set forth therein, shall apply to all of the Products, including the New Product Extrusions. New Product Extrusions In addition and notwithstanding any other provision of the Original Agreement to the contrary, Supplier warrants to Customer that none of the extrusion and/or manufacturing equipment, methods, processes and techniques used by Supplier in extruding and manufacturing the Products shall infringe the copyrights, patents or other intellectual property rights of any third party, or incorporate or utilize any trade secrets that were misappropriated from any third party.

5.	Pricing and Payment Terms. The initial prices to be paid by Customer for each of the New Product Extrusions shall be as set forth on Schedule B-1 to this Amendment (the “Initial Prices”). There will be no adjustment to the Initial Prices for CDI Resin Index. CDI Resin Index adjustment for all Customer purchases excepting New Product Extrusion purchases will apply per terms outlined in Agreement Schedule B-2. Payment terms are net 60 days; invoice on shipment date. A 1% discount will apply to invoice balance if payment is received by Supplier within 15 days of invoice date.

6.	Purchase Commitment. Customer agrees to purchase all of its requirements for non-solid, color New Product Extrusions from Supplier starting on or about July 1, 2017, and continuing until this Agreement expires or is terminated in accordance with its termination provisions. Customer agrees to purchase all of its requirements for all New Product Extrusions starting on or about January 1, 2018, and continuing until this Agreement expires or is terminated in accordance with its termination provisions. These exclusive purchase requirements shall be applicable to Customer if, and only if, Supplier fully satisfies all of the warranties and performance and quality standards set forth in the Agreement, including in the relevant schedules to the Agreement, and if Supplier is able to fill timely and accurately fill all of Customer’s orders for the New Product Extrusions, in accordance with the terms of the Agreement.

7.	Exclusivity. The parties acknowledge and agree that the exclusivity arrangements set forth on Schedule C hereto shall apply to the Agreement and the relationship of the Parties hereunder.

(a)

The Parties hereto acknowledge that, given: (i) Customer’s plans for extensive new product innovation; (ii) the overall size and complexity of Customer’s vinyl window and door product offerings/program; (iii) the critical role that Supplier will play in ensuring the success of Customer’s new product innovation and overall vinyl window and door program; and (iv) the significant commitment of time, personnel and other resources that Supplier will need to dedicate to Customer’s vinyl window and door program to assist Customer with ensuring its success, it is not feasible or practical for Supplier to provide the level of service required by Customer, while also assisting other window and door fabricators in creating, designing, and developing other impact resistant vinyl window and door products that would be sold in the State of Florida, and/or the components/profiles thereto, or manufacturing such components/profiles for other companies, where those components/profiles will be used for impact resistant vinyl window and door products that will be sold in the State of Florida.

(b)	In recognition of the factors described above in Paragraph 7(a), and in consideration of Customer agreeing to purchase from Supplier the dollar amounts of the particular Products set forth below on this Schedule C, Supplier covenants and agrees that Supplier will not, during the term of this Agreement, create, design, develop, distribute, extrude, manufacture, process or produce — or assist in the creation, design, development, distribution, engineering, extrusion, manufacturing or production of — any impact-resistant vinyl window or door system intended to be used in or as a part of impact resistant windows and doors that are to be sold to any party for sale, resale or use in the State of Florida or that are otherwise specifically designed for use in the State of Florida, or components or profiles intended to be used in any such impact resistant vinyl windows or doors, for any individual, company, corporation, firm, partnership, or other business or entity of any kind, other than Customer, except as otherwise provided in Paragraph 7(c) below. For clarity, the rights of exclusivity outlined above shall not apply if Customer’s annual purchasing volumes outlined below in this Schedule C are not met, other than due to Supplier being unable or unwilling to fill/satisfy Customer’s purchase volume requirements.

(c)	Notwithstanding the provisions of Paragraph 7(b), in the event that Supplier now or in the future sells to any third party any vinyl window or door components or profiles that are used in non-impact-resistant window and door products, and that third party, without any design, development or engineering assistance or services from Supplier, subsequently begins using those same Supplier-provided components or profiles in the fabrication by the third party of impact-resistant windows or doors that are to be sold, used or installed in the State of Florida, Supplier selling those same components or profiles to that third party shall not be deemed a breach of Paragraph 7(b) hereof. For clarity, non-impact-resistant window systems and doors which Supplier designs and sells to other customers and which are later modified, without the assistance of Supplier, to render them impact-resistant certified for the State of Florida shall not be subject to the exclusivity clause in Paragraph 7(b) above. In addition, Customer and Supplier agree that Supplier shall have the right to continue selling the existing RoyalGuard impact resistant window system, with the same design that it historically has had, to the customers of Supplier listed below on this Schedule C, but to no other customers or potential customers in the State of Florida.

(d)	Nothing in Sections 7(a) through 7(c) above shall be deemed to prohibit Supplier from creating, designing, developing, distributing, extruding, manufacturing, processing or producing — or assisting in the creation, design, development, distribution, engineering, extrusion, manufacturing or production of any impact-resistant vinyl window or door system intended to be used in or as a part of impact resistant windows and doors that are to be sold for use and installation outside of the State of Florida or that are otherwise specifically designed for use in any state other than the State of Florida, or components or profiles intended to be used in any such impact resistant vinyl windows or doors to be sold for use outside of the State of Florida or specifically designed for use in any state other than the State of Florida.

8.	Lead Time: Minimum Order Size. The lead times for New Product Extrusions from date of order to “packed and available” for pick-up will be the same as those set forth in the Original Agreement.

9.	Delivery Charge. Customer will pay Supplier the same delivery charges as those set forth in the Original Agreement.

10.	Cost and Ownership of Dies. Supplier acknowledges and agrees that Supplier is fully and solely responsible for all costs and expenses of designing and creating the dies to be used to extrude the New Product Extrusions. Supplier is and shall remain the owner of the physical dies, but shall not own any rights to any of the designs of the New Product Extrusions that are extruded from those dies.

11.	Ownership of Designs for New Product Extrusions. Customer is and shall remain the sole and exclusive owner of all copyright, patent and other intellectual property and common law rights in and to the designs for all of the New Product Extrusions, including with respect to all electronic or physical drawings and sketches of those designs. Supplier acknowledges and agrees that Supplier shall have no intellectual property or ownership rights of any kind in and to those designs or the drawings and sketches related thereto.

12.	Confidentiality. Customer and Supplier acknowledge and agree that each of them is bound by that certain Mutual Non-Disclosure Agreement entered into between them on July 1, 2017.

13.	Notices. The Supplier address set forth in Section 15(f) of the Original Agreement is hereby deleted and replaced with the following address : ENERGI Fenestration Solutions, Ltd., 30 Royal Group Crescent, Woodbridge , Ontario, L4H 1X9, Attention: Eli Cranley.

14.	No Further Amendments. Except as expressly set forth in this Amendment, including the schedules hereto, there are no amendments to the Original Agreement. The un-amended terms of the Original Agreement, including the schedules thereto, shall apply to Customer’s purchases of New Product Extrusions and Supplier’s production and sale of the New Product Extrusions to Customer.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by persons authorized on their respective behalf, effective as of the date first set forth above.

PGT INDUSTRIES, INC.

By:

Printed Name:
Title:

ENERGI Fenestration Solutions USA, Inc.

By:

Printed Name:
Title: